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                                                                  Exhibit 99.2

                             CUBIST PHARMACEUTICALS
                            HOST: Dr. Scott Rocklage
                             DATE: February 19, 2003
                              TIME: 10:30 a.m. EST

         Operator: Good morning, ladies and gentlemen, and welcome to the Cubist Pharmaceuticals fourth quarter and full-year 2002 earnings conference call. At this time I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentation. I will now turn the conference over to Dr. Scott Rocklage. Please go ahead, sir.

         Dr. Scott Rocklage: Good morning everyone. Thank you for joining us for our fourth quarter and full-year 2002 conference call. With me today, I also have Mike Bonney, our President and Chief Operating Officer; David McGirr, our CFO; Oliver Fetzer, our Chief Business Officer; and Chris Guiffre, our General Counsel.

         As always, let me take a moment to first read a short Safe Harbor statement before we begin. Forward-looking statements may be made during this call. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected or suggested here. Such risks and uncertainties are detailed in the company's periodic filings with the SEC.

         Second, let me answer the question that's certainly foremost on everyone's mind. No, we have not yet heard from the FDA on the


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acceptability or review status on the Cidecin NDA filing. The targeted FDA action date on the filing is February 20th. Keep in mind, however, on average, the FDA has responded to these filings an average of 63 days post filing. We therefore expect to hear at any time now.

         With that, let's proceed to the content of this call, which is to summarize our 2002 accomplishments and discuss ongoing programs and upcoming milestones.

         2002 was an important year for Cubist, particularly as a result of the December 20th filing of the US NDA for Cidecin. We've asked the FDA to approve Cidecin for the treatment of skin and skin structure infections caused by both antibiotic susceptible as well as resistant Gram-positive bacteria. We've also asked the FDA to consider granting the Cidecin NDA priority review, which could shorten the time to action from the standard ten to twelve months to six. As I've just stated, we are still awaiting word from FDA as to whether or not the NDA has been accepted and whether the agency will designate the filing `priority review'.

         Throughout 2002, we were able to present additional clinical data on Cidecin at key scientific meetings. These presentations included data demonstrating that Cidecin may have clinical advantages over existing therapies. Since much of the use of hospital-based antibiotics is based on medical publications, these data will play an important role in the marketing of Cidecin, should we receive regulatory approval.


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         We've also begun enrolling patients in an important clinical trial. In
September 2002, we began a multi-center open label clinical trial evaluating Cidecin in the treatment of endocarditis and bacteremia for infections of the heart and bloodstream respectively. Enrollment is continuing in this trial and we expect to be able to take an interim look at the study during the second half of 2002. Mike Bonney will provide more commentary on our commercialization efforts for Cidecin later in this call.

         One last important piece of news for Cidecin came late last year when we received notice from the US Patent and Trademark Office of the issuance of a patent protecting Cidecin until 2019 based on its once daily dosing regimen. This patent is one of a number of patents and pending applications that should provide market exclusivity for Cidecin well into the future.

         In addition to our progress on Cidecin, we also made significant advances on building our product pipeline through advancements with oral ceftriaxone and through the acquisition of the novel cephalosporin, CAB-175. Mike will also provide more detail on our growing pipeline later on.

         During 2002 and early 2003, Cubist made significant changes to its senior management team. At the beginning of last year, we hired Mike who came to us with considerable experience in the successful launch and marketing of biotechnology products. Mid-year, we hired both Dr. Oliver Fetzer as our new Head of Business Development and Bob


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Janosky as our new Head of Manufacturing. Later in the year, we added David
McGirr as our CFO, Dave Schubert as our Head of Regulatory Affairs and Quality, and earlier this year, Dr. Barry Eisenstein as our new Head of Research and Development. With their wealth of drug development, marketing and strategic planning experience, we believe these additions have created an all-star team to take Cubist forward to its next level, a revenue-generating commercial organization.

         With that, I will turn it over to David McGirr to discuss Cubist's financials. David?

         David McGirr: Thank you, Scott. As this is my first call, let me start by saying how pleased I am to be a member of this great Cubist team. I've enjoyed meeting some of our analysts and key investors over the past few months. And I'm looking forward to meeting more of you throughout what promises to be an exciting period for this company. Now I'd like to address the financials for the fourth quarter and full-year of 2002. I hope by now you've had a chance to review the numbers in the press release. Let's target some of the key ones.

         For the fourth quarter ended December 31, 2002, Cubist lost $24.7 million, or 87 cents per share. For the 12 months, Cubist lost $82.4 million or $2.89 per share. Over the past few months, we've received a number of questions regarding our cash position, our cash burn rate, and issues related to our outstanding convertible debt instruments. We thought that it might be help to address these questions publicly here. We have ended 2002 with $151 million in cash and equivalents, having


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consumed roughly $92 million of cash during the year. That was our net cash burn.

         Already this year, we've taken several steps to manage our cash burn. First we instituted a stock-in-lieu-of-cash program through which we required our officers to take their year-end bonuses and merit increases in company stock. We also offered the remainder of our employees the option to take merit increases, promotion increases and/or bonuses, if eligible, in company stock. We've also re-prioritized our research projects. This will result in an approximate $1 million charge in the first quarter of this year related to headcount reductions. Taken together, these actions should provide an estimated $4 million in annual cash savings.

         Based on our current operating plan for 2003, which clearly has assumptions about the timing of the launch of Cidecin, the two INDs we expect to file in 2003 and a possible Cidecin European partnership, we expect to have about the same net cash burn in 2003 as we had in 2002. Due to the expected launch of Cidecin, the components of our expenses will change, moving from Research and Development towards Marketing and Sales expenses. Mike will speak more to these marketing efforts shortly. From now on, and to facilitate analysis of our spending, we will be breaking out our Selling and Marketing expenses from our G&A expenses, when we give you quarterly earnings reports.

         As you can see from our current balance sheet, our shareholders equity has become a negative number, negative $6.9 million. While it


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may look a little odd, this is not uncommon for a biotechnology company at our stage of development. The other number that attracts attention is our debt balance, which is $210 million. This is made up of several parts and it's important to understand the differences in each part. The first is a $39 million convertible note sold to John Hancock to purchase our current corporate headquarters. It is convertible at almost $64 per share, matures in September 2005 and pays an interest of 8.5 percent. After September 2003, we have the right to call the bonds at 103 percent of their par value. We are currently assessing our strategic options here, including the possibility of a sale and lease-back of this facility.

         The second piece of our debt is a $165 million note that pays 5.5 percent coupon, converts at $47.2 and is due in November 2008. We believe that these notes carry an attractive interest rate and that they have a long-term maturity date. So we are comfortable leaving these convertible notes outstanding for now. The balance of our debt is bank debt, used primarily to purchase lab equipment.

         In summary, in addressing our balance sheet, we recognize that it is out of balance. And this will be addressed when market conditions are appropriate. I would now like to turn the call over to Mike Bonney who will discuss our ongoing commercialization efforts for Cidecin and our product pipeline advances. Mike.

         Michael Bonney: Thanks, David. This is really a very exciting time for Cubist, as we await word from the FDA on our Cidecin NDA


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filing. Expecting a launch this year for Cidecin, we're continuing to prepare our commercial infrastructure and fine-tune our launch strategy. Specifically, we continue to refine the segmentation of the US hospital market using the following criteria: sales of other gram-positive IV antibiotics, primarily vancomycin; institutional familiarity with Cidecin.

         We believe that those folks who have been clinical investigators or have been on advisory boards and have a deeper understanding of the product will be advocates and change the shape of the uptake curve. We're also looking at formulary practices, the sphere of influence of key institutions and sales force workload requirements. This segmentation will be the foundation for targeting our sales effort, as well as for the development of sophisticated institution-specific programs to achieve formulary acceptance and then pull-through.

         Clearly targeted medical education will be a key component of the launch strategy. Our product positioning and marketing messages to support that positioning are based on extensive market research conducted over the past several years. A recent survey of over 150 infectious disease physicians and general surgeons agree that Cidecin's profile supports the positioning of the drug for the treatment of serious Staphylococcal infections, whether caused by antibiotic-susceptible or resistant bacteria. As Scott mentioned earlier, we'll be using published clinical data to reinforce this positioning.


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         Our recruiting efforts are also in full swing. We are finding and attracting many experienced hospital and infectious disease sales reps and managers interest in and excited about joining the Cidecin launch team. We're ready to move on these hires rapidly once we've received more clarity from the agency on the likely timing of the launch. Beyond the sales force, we're continuing to build our internal infrastructure as well. These efforts include the establishment of pharmacovigilance systems and regulatory and legal processes for promotional material. We are also currently finalizing an agreement for order-entry warehousing and distribution of product with an established vendor of these services.

         On the reimbursement side, we've confirmed that the vast majority of Cidecin, like vancomycin, will be covered by DRG reimbursement, that's Diagnostic-Related Group reimbursement. What that means is, it will not be reimbursed as a specific line item, but rather as a package of reimbursement for a given diagnosis. We've engaged additionally a leading reimbursement consultant to address reimbursement strategy for the small but important portion of Cidecin sales that will fall outside of DRG reimbursement, specifically, Cidecin that is used in long-term care facilities, as well as an outpatient scenario. As we get closer to obtaining final labeling for Cidecin, and timing for the expected product launch, we'll be conducting final pricing studies and building on the already high levels of product awareness among key audiences.

         Now let's turn to our pipeline. We started 2002 announcing successful proof of principle in man, delivering an oral version of


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ceftriaxone or OCTX, as we call it, in a liquid formulation. Throughout last year, we were able to formulate the capsule version that so far looks very good in animal studies. As a next step, we'll be evaluating our OCTX capsule in a human study very shortly. Based on this and other ongoing work, we expect to be in a position to decide whether to file an IND during the fourth quarter of 2003.

         In July of last year, we announced the acquisition of a product called CAB-175. CAB-175 is a next generation, IV Cephalosporin antibiotic, distinct from other cephalosporins in that it demonstrates activity against methicillin-resistant staph aureus or MRSA, while maintaining broad coverage of Gram-negative organisms. Prior to licensing CAB, we had already conducted the majority of pre-clinical studies. And in fact, have just completed our first study of CAB in man. Analysis of that study is ongoing and it is our intention that we will be able to use the study as a foundation for an IND filing in mid-2003. We will be providing data on CAB-175 throughout the year. In fact, we've just received notice of the acceptance of several posters and an oral presentation on CAB-175 for the largest European infectious disease meeting ECCMID, which is taking place in Glasgow May 10th to the 13th. With that, I'll turn it back to Scott to wrap up the call.

         Dr. Rocklage: As you can see from our update today, we've accomplished a great deal in 2002 and we are looking forward to an even more productive 2003. By the end of this year, we hope to have been able to announce a series of important events for the company: the acceptance of the determination of filing status on the NDA for


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Cidecin; discussion and clarification of our European filing and commercialization strategies for Cidecin; the filing of two new chemical entity INDs; and final marketing approval and launch of Cidecin in the United States. As always, we will keep you posted on our progress via press releases and our quarterly conference calls. Our next quarterly conference call is scheduled for Wednesday, May 7th, 2003. Why don't we conclude here and open up for questions. Operator?

         Operator: Thank you. The question and answer session will begin at this time. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press star one on your push-button telephone. If you wish to withdraw your question, please press star two. Your question will be taken in the order it is received. Please stand by for your first question. Our first question comes from Thad Strobach from Quattro Global Capital. Please state your question.

         Thad Strobach: Hi, good morning, guys. This is actually Thad Strobach from Quattro. I had two questions. One, in terms of - what was the cap ex for the quarter, just kind of break down the free cash flow. And the second question is can you break out the cash and equivalents a little better. I just wanted to see what was the long-term cash, what was the sort of marketable securities and what was the true cash equivalent. Thank you.

         D. McGirr: I'll address those. It's David McGirr. Our total cap ex for the year was about $3 million. It's pretty evenly spread


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throughout the year. So it's not a big number. In terms of our cash, we had $54 million of cash, $94 million of short-term investments and $3.5 million roughly of long-term investments.

         T. Strobach: OK, thank you.

         Operator: Thank you. Our next question comes from Joel Sendek from Lazard. Please state your question.

         Joel Sendek: Thanks. Just a follow-up on that cap ex question. Can you give us projections for this year and any kind of individual expense guidance for '03?

         D. McGirr: Joel, our cap ex expenditure for '03 is expected to be about the same as last year. We're not a big consumers of cap ex, as you know.

         J. Sendek: Yep.

         D. McGirr: And in terms of guidance on what other number you'd like, Joel?

         J. Sendek: Just the individual expense items, G&A, Marketing or R&D and how should we build out the - since you're going to start breaking it out, how should we start to build out the marketing expense. Is it - should it be, I would imagine, back-end loaded for '03?


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         D. McGirr: Well, of course, part of that, Joel, is when we hear and the timing of the launch of Cidecin will drive how much marketing expense there will be. We clearly have modeled it in various different ways. What we are planning on doing, is we will be giving you the break down when we give you our first quarter results. So you'll see for the first time actual break down between Sales and Marketing and G&A. We're not planning at the moment on giving you guidance on how that break down is coming.

         J. Sendek: OK. And then back to the Cidecin regulatory review, if you do get the priority review, will that, will the starting point be the filing day or will the starting point - I'm talking about the starting point for the six months, will it be December 20th or will it be your identification day?

         M. Bonney: The starting date, Joel, this is Mike, the starting date will be December 20th, the filing date.

         J. Sendek: OK. And then just real quickly on the patent, obviously having a patent go all the way to 2019 is pretty good for a new chemical entity like this. What are the other patents, if you can just talk to us about what the other most important patents are and what their expiration dates are in the whole -

         Dr. Rocklage: Sure, this is Scott talking. There's a combination of patents, as you know. And we'd be happy to go through


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them in detail with you, either directly with Jennifer or with in-house patent counsel, Joel. But the key areas that are covered in those are manufacturing process, compositions of isomers of daptomycin included in the formulation, as well as genetics of the strain producing daptomycin. So those are the three core areas in addition to the once-daily dosing patent that expires in 2019. So our focus on those three areas and suggest a follow-up as I described.

         J. Sendek: OK. Thanks a lot.

         Operator: Thank you. Our next question comes from David Maris from CSFB. Please state your question.

         David Maris: Good morning. Couple questions. The first, can you just tell us what percentage of employees took the bonus in stock and if there's any breakout for what it might tell, the R&D versus the marketing folks. I'm sure you don't have that level of detail, but I think it would be an interesting point to see.

         Dr. Rocklage: As we said in the script, David, all officers did take their bonuses and merit increases that way. And the percent of employees that elected, David McGirr has that number here.

         D. McGirr: Yes, we - I mean the total number of shares issued onto this plan was 129 thousand, David. And of that number, 81 thousand was to the vice presidents and above. And the balance was to managers and below.


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         D. Maris: OK. And separately, can you talk a little bit about the
European partner, which type of companies you're looking at, before it was Gilead. Are you looking again at a small or midsize specialty player? Are you looking more at a broader, large pharma participant?

         Oliver Fetzer: Yes, David. Oliver Fetzer here. Let me address that question. I think that it's perfectly fair to say that we're looking at a wide range of partners. What we want as a partner who can really, in the European environment, have a very strong presence and to target the hospital audience. So I wouldn't say that there is a particular focus a priori to say it's only mid-size companies or only large companies. But I think the criteria is ability to target the hospital segment expertise and the anti-infectious arena and an overall very reputable company. And there's actually quite a few companies that we're in active discussions with on that front.

         D. Maris: Great. Thank you -

         Dr. Rocklage: David, this is Scott again. On your question of what percent of the employees elected to take their bonuses and/or merit increases, it was in the 60 percent area, elected to take it in stock.

         D. Maris: That's fantastic. I mean, again, I don't - it's a little unfair because a lot of folks don't - they need the cash. So


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that I understand. But that's actually a really high number. So thank you.

         Dr. Rocklage: It was higher than what we had predicted, but we were happy to achieve that.

         D. Maris: Great. Thank you.

         Operator: Thank you. Our next question comes from Mr. Shrader from GKM. Please state your question.

         Mr. Shrader: Good morning. Can you run through, this is a priority review question. Can you run through your argument for priority review? And then just give a little background on how that argument is made. Do you fill out a separation application? Or do you check a box that says, oh yeah, and check for priority review?

         M. Bonney: Hey, Tom, this is Mike Bonney. Let me take that one. First off, I'll answer kind of the second part of it first. There's a cover letter that accompanies the NDA filing that summarizes the risk benefit of the product. In that letter is where we requested priority review. The argument for priority review goes like this. The single biggest cause of mortality associated with infectious disease, bacterial infectious disease in hospitals is gram-positive bacteremia. The biggest single cause of gram-positive bacteremia in the hospital is the sequelae to a Gram-positive skin and skin structure infection. Clearly MRSA is the largest single agent, single (unintelligible)


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methicillin-resistant staph aureus, in both skin and - driving the skin and soft tissue then transition to bacteremia and ultimately mortality in the institutions. So our argument was built on those premises and based on the data that we developed in our two Phase 3 skin and soft tissue trials where we did have a fair number of patients with very serious MRSA skin infections who were treated very effectively with daptomycin.

         Now supplementing the clinical argument is also the in vitro and pharmacology argument where we've shown exquisite and rapid cidal activity against all the major Gram-positive pathogens independent of their resistance profile and demonstrated that with a single daily dose you can translate those pre-clinical and in vitro tests in a skin and soft tissue environment with reduced number of days in the hospital, reduced time to defervescence and frankly more convenience for the treating physician, although convenience isn't really part of a priority review. It's really the unmet medical need.

         The last element of the rationale for this is that with the isolation of two vancomycin-resistant staph aureus strains in 2002, both of which resulted from very serious skin infections that were caused by both, or at least cultured out both MRSA and vancomycin resistant Enterococci and the in vitro cidal activity that daptomycin shows against that bug, that there's a compelling case to make this agent available to physicians to address serious Gram-positive infections and to reduce the incidence of mortality, ultimately, although we haven't proven that clinically. But the argument goes if


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you can reduce the number of serious infections and reduce the amount of time patients are exposed in the hospital, based on the results we saw in the skin and soft tissue trials, and you've got this wonderful in vitro activity demonstrating rapid kill, that you will ultimately provide a benefit for even those patients who may be infected with these newly emergent resistant organisms.

         Mr. Shrader: Thank you. Synercid got a priority review. Do you off hand know other antibacterials that have recently?

         Dr. Rocklage: Zyvox did as well.

         Mr. Shrader: Zyvox did as well?

         Dr. Rocklage: Yep.

         Mr. Shrader: OK, great, thank you very much.

         Operator: Thank you. Our next question comes from Eun Yang from Needham & Co. Please state your question.

         Eun Yang: Yes, I have a few questions. Could you give us update on the number of patients enrolled in the Phase 3 trials in VRE and Endocarditis?


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         M. Bonney: Generally, Eun, this is Mike, generally we don't provide specifics on enrollment figures, for any trial, VRE or Endocarditis.

         E. Yang: Are we seeing some data from VRE study this year some time?

         M. Bonney: We have not yet made the decision whether we will publish data from the VRE study in 2003.

         E. Yang: OK. The second question is regarding CAB-175. I'm just wondering if this drug, if it's successfully developed, actually compete against the compounds in the carbapenem class.

         M. Bonney: So the second question here is why is CAB an appropriate agent as opposed to a carbapenem?

         E. Yang: Right.

         M. Bonney: Let me address that one, but I'd like to come back too to the VRE question. You know, with the positioning that we've heard from the marketplace, based on the profile of this drug, I think that the VRE trial in general takes on less importance for us. This is going to be positioned very clearly as a drug for serious staph infections. While we have very good activity against VRE, it is clear that that is nowhere near the market opportunity that serious staph infections are. So let me come back to CAB-175 versus a carbapenem. I


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think that, you know, carbapenems in general are used as kind of a last line of defense. And they don't really have very good activity against MRSA in general. They are often used for pseudomonal infections. So I don't think it's really a major issue of positioning against the carbapenem. Where the struggle will be positioned for the clinical trials that support the early profile is as an alternative to a drug like Rocephin, has a very similar spectrum of activity on the Gram-negative side to Rocephin, but adds nice coverage against MRSA. And as you know, even from reading lay press recently, community-acquired MRSA infections are becoming a major concern, public health concern. There have been outbreaks recently in a couple cities on the West Coast, and some other areas of the country. And so being able to provide the safety of the Cephalosporin with the breadth of coverage and pick up MRSA empirically, I think defines really the positioning for CAB-175.

         E. Yang: OK, so does the CAB-175 have Gram-negative coverage?

         M. Bonney: Yes.

         E. Yang: OK.

         M. Bonney: Especially, Eun, it has the same - generally it has the same profile on the Gram-negatives in vitro as Rocephin.

         E. Yang: OK.


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         M. Bonney: There are some minor differences, you know, ups and downs, but in balance it covers the Gram-negs like Rocephin does.

         E. Yang: OK. My last question has to do with FDA panel meeting. I assume that since Cidecin is a new class of agent, it probably needs a panel meeting at the FDA. And looking at the schedule, one is in March and the second one is in June and the third one is in October. So my question is, if you receive, if Cidecin receives priority review status, I'm just wondering which panel it could attend. I mean, if it goes to June panel, I don't think they can really shorten the time, as a priority review designation claims. So I'm just wondering whether you think the Cidecin needs a panel meeting at the FDA or they can set up a special meeting for the drug.

         M. Bonney: Well, certainly the FDA will make the determination of an advisory committee meeting and they certainly have the ability to set up a special meeting, if that's required. But I would also refer you to the history. In the case of a priority review, it's actually quite unusual to have an advisory committee. It's not unprecedented, but it's unusual, because of the tight timelines of both the sponsor and the agency are working on to review all of the data in the NDA. But I don't believe that simply because daptomycin is the first in a new class of agents that there is, for that reason, a requirement. And in the case of priority review, the history is that it's a bit unusual for the agency to schedule an advisory committee meeting. That said, they always have the right to do that should issues of safety or efficacy come up.


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         E. Yang: OK. Thanks a lot.

         Operator: Thank you. Our next question comes from William Slattery from Deerfield Partners. Please state your question.

         William Slattery: Thanks, Scott. Bill Slattery. Two quick questions. First off, understanding that you're not giving an update on the Endocarditis bacteremia enrollment numbers, can you let us know your sense of the distribution of patients with Endocarditis in the bacteremia enrollment so that we get an idea of whether or not we are hitting the target or if we're somewhat ahead of the target expectations for the numbers of patients you were shooting for mid-summer.

         Dr. Rocklage: We are getting somewhere around 30 percent of the patients in the trial with confirmed Endocarditis, Bill.

         W. Slattery: And if it's not - if I'm not mistaken, we were looking for roughly 20 to 25 percent or am I -

         Dr. Rocklage: That's exactly what we were looking for, Bill, correct.

         W. Slattery: OK. Second question, earlier, I should say late last year, the FDA spent a couple of days reviewing antimicrobials and wondering from a practical perspective, has there been any progress in


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dealing with the agency around some of their expectations, how they're looking at this class and lessons that came out of that meeting that have been integrated into the development plan. Thanks.

         Dr. Rocklage: Well, the meeting that you're referring to, I believe, is the November meeting that we attended. And Frank Tally actually gave a presentation at. And at those meetings, there were a number of topics discussed, all under the rubric of what's the most efficient pathway for the appropriate development of drugs to treat serious, life-threatening infections. At the time those meetings were being held, we were in the final throes of completing the Cidecin NDA that was filed, as you know, on December 20th. So we'd had no direct impact on that particular filing.

         I think, however, it has an impact in terms of moving forward in time with additional clinical trials for additional indications, as well as potentially even in the review process of the NDA and for future indication because coming out of those meetings, of course, I think was a further understanding on the part of the agency that a more careful, thoughtful process into the design and the statistical analysis areas, particularly for these clinical trials, is probably what's best for these kinds of drugs, and not to automatically rubber-stamp a clinical trial with a 10 percent delta, five percent delta or even a 20 percent delta.

         To be more thoughtful about it, regarding exactly what are we trying to achieve out of a particular indication, what is the


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morbidity, mortality, what are the current treatment alternatives and therefore include all those factors, come up with an appropriate statistical plan. I.E., the short way of saying what I just said, include more medical input into the design and ultimate approval of these additional indications. Do I think that will affect going forward plans? Yes, I do.

         W. Slattery: OK. Well good luck tomorrow, we'll be keeping our fingers crossed for you all.

         Operator: Thank you. Our next question comes from Steve Harr from Morgan Stanley. Please state your question.

         Steve Harr: Thanks, good morning. A couple of questions. Number one, I just want a little bit of clarification. It's my understanding of the FDA review process is they have an internal meeting on day 45 to make a decision on priority reviews. And it just seems a little late that they haven't disclosed that to you yet. Is that correct? `Cause that's my reading of the FDA website or am I a little confused?

         M. Bonney: Steve, I think that is correct from a codified standard, if you will, but also the codified standard is that acceptance of a file occurs by day 60 and in fact the average is 63. It's my understanding that the internal process of the FDA, after they have this meeting, does require that internal work to insure that all of the affected groups, this is beyond the meeting, are prepared to


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execute on a priority review. As you know, it puts tremendous amount of pressure on the agency. So while they have the meeting, it is not necessarily the case that they would notify the sponsor immediately following that meeting. They have to get their internal house in order with things like field audits and things like that, before they actually provide communication to the sponsor.

         S. Harr: My general perception is if we were to compare this call to one a month ago or so, or after, in December, is that you guys are feeling a little more confident on the priority review. Is that a reasonable assessment or is your guidance still that you are more likely to get a conventional 10 or 12 month review?

         M. Bonney: We think that there is a strong case to be made for priority review and that we have made that case in the filing. But ultimately, of course, as you know, this decision is the agency's. And so we hesitate to speculate either positively or negatively until we hear from them directly.

         S. Harr: That's fair. And then on the operating expenses, did I miss, did you guys give any guidance there or we just take what you said on the burn, which is basically consistent with last year, subtract out the cap ex and assume minimal revenue for right now. Is that - how are you looking at that?

         D. McGirr: That's for 2003, Steve?


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

         S. Harr: For 2003, yes.

         D. McGirr: Yeah, I think that's a fair thing. I think minimal revenue is a good idea and I think a burn around the number that we talked about and you can make your own adjustment for cap ex. We're comfortable giving you that type of guidance. For obvious reasons, we don't want to give you more detail at this stage.

         S. Harr: And then on the R&D front, is there anything in the fourth quarter, have you guys started to build inventory for the drug? Is that in R&D right now?

         D. McGirr: Yeah, we have obviously been spending more money on the whole manufacturing segment, which to us is getting the third parties ready and also the whole issue of inventory and supply chain and logistics. And so there is money being spent there. Does this mean we've got vials of drugs sitting on shelves ready to go, we're not quite there yet. But it's in plan.

         S. Harr: All right. Thank you very much and I reiterate what Bill said, will be rooting for you tomorrow.

         M. Bonney: Let me just address this, rooting for you tomorrow. Tomorrow is the 60 day timeline for the agency. So we're hopeful that we will hear directly tomorrow. But remember also that their average is 63 days. It's further complicated by the weather this week, frankly, in Washington, where the agency was closed yesterday. At


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least, non-essential personnel were discouraged from being there. So while - I just don't want to leave people with the impression that if we hear nothing from us tomorrow that it means anything other than we've heard nothing.

         S. Hart: Fair enough. Thank you. Have a good day.

         Operator: Our next question comes again from Thad Strobach from Quattro Global Capital.

         Thad Strobach: Hi, guys. I had just two follow-up questions. The first is just kind of beating the Cidecin NDA review horse to death. Has the FDA asked for any clarifications or have they come back to you asking for any sort of procedural follow-up questions that would cause the delay? I know sometimes they've done that and so it's more a bureaucratic bookkeeping issue than anything in particular. Have they done anything on that? And then my second question is have you examined or thought about an exchange for your convertible securities? Have you looked at that, given that Cell Therapeutics and Alkermes both had successful exchanges. Have you looked at that or thought about that as a way of addressing your debt? Thank you.

         D. McGirr: This is David McGirr. I'll do the convertible issue first. Yes, we've done a lot of work, we've done a lot of studies, we've run the numbers multiple ways. And we've concluded that we don't want to do an exchangeable for the debt due in '08, because we like


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that maturity and we like the 5.5 percent coupon. We are looking at the other aspects of our balance sheet, but that work was done.

         M. Bonney: In terms of the first part of your question, Thad, we have had some back and forth with the agency, but it hasn't been issue-specific. It's basically they've been looking for things like CD's with the summaries of the various elements of the NDA so that reviewers can take it home and look at it, and that kind of thing.

         T. Strobach: OK.

         M. Bonney: So nothing (unintelligible).

         T. Strobach: OK. Thank you.

         Operator: Thank you. Just a reminder, ladies and gentlemen, if you do have a question, you may press star one on your push-button telephone at this time. Thank you. If there are no further questions, I will turn the conference back to Dr. Rocklage to conclude.

         Dr. Rocklage: Well, thanks everybody for joining us today. And please feel free to call me or Jennifer LaVin, in the meantime, if you have any further questions between now and the news event. And hope you have a great day today.

         Operator: Thank you all for participating and have a nice day. All parties may now disconnect.


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